EXHIBIT 10.1

EXECUTION COPY

November 8, 2014

Mr. Brian MacDonald

c/o Hertz Global Holdings, Inc.

999 Vanderbilt Beach Road

Naples, FL 34108

Dear Brian:

In connection with your recent appointment, effective September 7, 2014 (the “Appointment Date”), as interim Chief Executive Officer (“Interim CEO”) of Hertz Global Holdings, Inc. (“Holdings”) and The Hertz Corporation (“Hertz” and, together with Holdings, the  “Companies”), I am pleased to confirm the following additional compensation that will be provided to you during your tenure as Interim CEO, in recognition of the additional duties and responsibilities that you have assumed as Interim CEO:

1.                                    Term; Current Employment Agreement.

(a)       Term. The terms of this letter became effective as of the Appointment Date, and shall expire on the date that you cease to be Interim CEO, if you are replaced by a new Chief Executive Officer of the Companies, unless otherwise agreed by you and the Board of Directors of the Companies (the “Boards”) or your employment with the Companies is otherwise terminated. The period during which you are employed by Holdings pursuant to this letter agreement as provided in the preceding sentence is referred to herein as the “Interim Term”.

(b)      Current Employment Agreement.  You and the Companies acknowledge that Holdings and you have previously entered into an Employment Agreement, dated June 2, 2014 (the “HERC Agreement”), covering the terms of your employment with Holdings in your capacity as Chief Executive Officer of Hertz Equipment Rental Corporation (“HERC”).  Any capitalized terms used in this letter agreement but not defined in this letter agreement will have the meaning proscribed in the HERC Agreement.  You and Holdings agree that, during the Interim Term, to the extent not expressly incorporated into this letter agreement, the provisions contained in the HERC Agreement will be tolled.  Subject to the provisions of Section 8 of this letter agreement, upon the expiration of the Interim Term, you will be reappointed as Chief Executive Officer of HERC and continue to be employed with Holdings pursuant to the terms of the HERC Agreement, with any modifications to such agreement to be made to reflect the passage of time or other facts as may be applicable (but which for the avoidance of doubt shall not result in such terms being less favorable to you than in effect on the date you commenced employment thereunder).

2.                                    Position.  During the Interim Term, you will serve as Interim CEO of the Companies.  In that capacity, you will report directly to the Board of Directors of Holdings (the “Holdings Board”) and have the customary authority, duties and responsibilities that accompany this position.   During the Interim Term, the Holdings Board can remove you as Interim CEO at any time, with or without prior notice.

3.                                    Location.  During the Interim Term, you will perform your duties at Holdings’ headquarters in Naples, Florida (and travel to other locations as business requires).

4.                                    Annual Base Salary; Special Cash Incentive.  You and Holdings acknowledge that your current annual base salary under the HERC Agreement is, and will remain so long as you are Interim CEO, $1,100,000 (your “Annual Base Salary”), payable at the times consistent with the Companies’ general policies regarding compensation of senior executives.  During the Interim Term, you will also be paid, on an annualized basis retroactive to your Appointment Date, $500,000 (your “Special Cash Incentive”).  On the payroll date following as soon as practicable following the execution of this letter agreement, you will receive a lump sum payment equal to the amount you would have received if the Special Cash Incentive had commenced being paid to you immediately following the Appointment Date, and thereafter the balance of the Special Cash Incentive will be paid to you in substantially equal installments on at least a monthly basis at the times consistent with the Companies’ general policies regarding compensation of senior executives.

5.                                    Annual Bonus Opportunity.  You and Holdings acknowledge that, during the Interim Term, you will continue to be eligible to participate in Holdings’ Executive Incentive Plan, with a target annual incentive bonus of 130% of your Annual Base Salary (your “Target Annual Bonus”), with the actual annual bonus amount to be awarded to you based on such performance results as determined by the Compensation Committee of the Holdings Board (the “Committee”) and the terms of the Holdings’ Executive Incentive Plan as in effect from time to time; provided that your actual bonus for the calendar year 2014 under the Holdings Executive Incentive Plan will be no less than the Target Annual Bonus, prorated for the portion of the calendar year during which you were employed by the Companies.

6.                                    Annual Equity Opportunity.  If, at the time that grants of equity-based awards are made under the Holdings 2008 Omnibus Incentive Plan (the “Omnibus Plan”) to senior executives of the Companies in respect of the 2015 fiscal year (the “2015 Equity Grants”), you remain Interim CEO, you will also receive equity-based awards under the Omnibus Plan in the same form as such senior executives receive such grants; however, the level of such grants will be commensurate with the level you would have received if you had been employed as Chief Executive Officer of HERC pursuant to the HERC Agreement.  In addition, if, at the time the 2015 Equity Grants are made, you have been reappointed as Chief Executive Officer of HERC due to expiration of the Interim Term, and the Spin-off has not yet been consummated, you will receive equity-based awards under the Omnibus Plan in the same form as the senior executives of the Companies receive such grants, at a level commensurate with your position as Chief Executive Officer of HERC.

7.                                    Determination of Initial Equity Grant; Special Equity Incentive Award.

(a)       Determination of Initial Equity Grant. Notwithstanding the provisions of Section 3(c)(i) of the HERC Agreement, Holdings and you agree that the number of shares of Holdings common stock that will be subject to the Initial Equity Grant, at such time as such award may be granted pursuant to the terms of the HERC Agreement, will be equal to 114,000.

(b)      As a special inducement to perform your services as Interim CEO, within 5 days after the Companies have filed all required reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (including, for the avoidance of doubt, amendment #2 to Holdings’ annual report on Form 10-K for the year ended December 31, 2013) (all such filing requirements, the “periodic reporting requirements”), Holdings will grant you 23,000 restricted stock units under the Omnibus Plan (the “Special Equity Award”). The Special Equity Award will vest, subject to achievement of a performance goal based on EBITDA of the Companies and their consolidated subsidiaries exceeding $20,000,000 during the one-year period beginning on the first day of the quarter containing the grant date of the Special Equity Award (with EBITDA of the Companies and their consolidated subsidiaries generally referring to Corporate EBITDA as disclosed by the Companies, subject to equitable adjustment in the event of material acquisitions or dispositions by the Companies during the performance period), in full in one installment on September 8, 2015, assuming your continued employment with the Companies (whether as Interim CEO or otherwise) and subject to such other customary terms and conditions as may be set forth in the applicable performance stock unit award agreement to be used to make such award, which will be in substantially the form used to make grants to other senior executive officers of Holdings as previously filed by Holdings with the Securities and Exchange Commission.  In addition, upon expiration of the Interim Term and your continued employment under the HERC Agreement, the Special Equity Award will, to the extent you are employed with the Companies on the date of the consummation of the Spin-off, be converted into a replacement grant in the same manner as the Initial Equity Award is converted into a Replacement Grant under Section 3(c)(i) of the HERC Agreement.

8.                                    Severance Provisions.

(a)       Application of Section 8 of HERC Agreement.  During the Interim Term, Section 8 of the HERC Agreement will continue to apply, except that, solely during the Interim Term, all references to your position as “Chief Executive Officer of HERC” contained in Section 8(d) of the HERC Agreement will instead refer to your position as “interim Chief Executive Officer of Holdings”.

(b)      Treatment of Certain Equity Awards.  Notwithstanding anything contained in the HERC Agreement, the Omnibus Plan or any award agreement granted thereunder, if, during the Interim Term, Holdings terminates your employment without Cause under Section 8(c) of the HERC Agreement or you terminate your employment for Good Reason (as modified by Section 8(a) above) under Section 8(d) of the HERC Agreement, then, upon your satisfaction of the same terms and conditions of Section 8(c) of the HERC Agreement, and in addition to the severance payments and benefits to which you are entitled under Section 8(c) of the HERC Agreement: (i) if, on or prior to your Date of Termination, you have received the Special Equity Award and the Initial Equity Award, you will become vested in any unvested portion of each such award; but if (ii) the Companies have not yet satisfied their periodic reporting requirements such that you have not yet received the Special Equity Award and the Initial Equity Award, you will instead receive a lump sum cash payment equal to $3,000,000, payable on the same date you would otherwise receive the amount set forth in Section 8(e)(iii)(A) of the HERC Agreement.

(c)       Notwithstanding the foregoing and for the avoidance of doubt, you agree that upon the expiration of the Interim Term, if you are removed as Interim CEO by the Holdings Board but simultaneously reappointed as Chief Executive Officer of HERC, such removal as Interim CEO and simultaneous reappointment as Chief Executive Officer of HERC (the date of such events, the “Transition Date”) will not be deemed a termination without Cause by the Companies, nor an event of Good Reason under Section 8(d) of the HERC Agreement, either under this letter agreement or the HERC Agreement, and thereafter you will continue to be covered by the provisions of Section 8 of the HERC Agreement as if Section 8(a) of this letter agreement had never been effective; provided, however, that on and after the Transition  Date, the provisions of Section 8(b) of this letter agreement shall be incorporated and made a part of Section 8 of the HERC Agreement and will continue to apply, to the extent any portion of the Special Equity Award and/or the Initial Equity Award remain outstanding and unvested as of the Date of Termination thereunder.

9.                                    Employee Benefits.  During the Interim Term, you will continue to be entitled to employee benefit, welfare and other plans, policies and programs generally applicable to similarly situated senior executives of Holdings.

10.                            Company Policies; Regulatory and Licensing Requirement.  You will continue to be subject to all policies of Holdings, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of Holdings, as each policy is adopted or amended from time to time.  By signing this letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by Holdings, and your compliance with applicable regulatory, registration and licensing.

11.                            Restrictive Covenants.   For the avoidance of doubt, you will continue to be subject to the restrictive covenants contained in Sections 11, 12, 13 14 and 15 of your HERC Employment Agreement, during employment with the Companies under this letter agreement or otherwise, and after, in accordance with the provisions thereof.

12.                            Miscellaneous.

•                 Entire Agreement; Amendment.  Except as otherwise provided in this letter agreement, this letter agreement shall supersede and toll any other agreement or understanding, written or oral, with respect to the matters covered herein, including the HERC Agreement.  This letter may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, Holdings may amend or modify this letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.  In the event such modification has a material adverse impact upon the employment benefits you received under this letter agreement, Holdings and you will cooperate diligently and in good faith to amend the terms of this letter to preserve your employment benefits under this letter.

•                 Reimbursement of Fees.  The Company will pay your reasonable costs of legal counsel incurred in connection with the negotiation and preparation of this letter in an amount not to exceed $10,000.

•                 Severability.  The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision was omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

•                 Tax Matters.  The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  It is intended that the payments and benefits provided under this letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this letter shall be interpreted accordingly.  Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment under this letter will be treated as a separate payment for purposes of Section 409A.  If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by Holdings as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death).  If the compensation and benefits provided under this letter would subject you to taxes or penalties under Section 409A, Holdings and you will cooperate diligently to amend the terms of this letter to avoid such taxes and penalties, to the extent possible under applicable law; provided that, in no event shall Holdings be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this letter or otherwise.

•                 Governing Law, Dispute Resolution.   The governing law, consent to waiver of jury trial and all other dispute resolution provisions contained in Section 20 of the HERC Agreement are incorporated by referenced and made a part of this letter agreement.

•                 Successors.  This letter is personal to you and without the prior written consent of Holdings will not be assignable by you.  This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees.  This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon Holdings and its successors and assigns.

•                 Headings.  The headings in this letter are for convenience of reference only and do not affect the interpretation of this letter.

•                 Counterparts.  This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

If this letter correctly sets forth our agreement, please return a signed copy of this letter to Holdings.

Brian, we thank you for your leadership.

Sincerely,

Hertz Global Holdings, Inc.

By:	/s/ Linda Fayne Levinson
Name: Linda Fayne Levinson
Title: Independent Non-Executive Chair of
the Board of Directors

Accepted and agreed to this 10th day of November, 2014.

/s/ Brian MacDonald
Brian MacDonald

[Signature page to Brian MacDonald letter agreement]